Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:

Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com
www.ATImaterials.com

ATI President and CEO Kimberly A. Fields Elected Board Chair

Robert S. Wetherbee to retire as Executive Chair and Board member

DALLAS, TX— November 18, 2025 — ATI Inc. (NYSE: ATI) announced that the Board of Directors has elected Kimberly A. Fields to become Board Chair of ATI, in addition to her roles as Chief Executive Officer and President. This appointment becomes effective May 14, 2026, at ATI’s Annual Meeting of Shareholders. At that time, Robert S. Wetherbee will retire as Executive Chair and as a member of ATI’s Board.

Fields has served as Chief Executive Officer since July 1, 2024, following a series of senior leadership roles, including both President and Chief Operating Officer, since 2019. She has been a director on the Company’s Board since February 2024.

“With Kim as CEO, ATI has grown as an aerospace and defense powerhouse,” said Wetherbee. “More than 70% of the company’s revenues now come from these core markets. She’s driving alignment across the businesses and strengthening operational advantages, increasing capacity and capabilities for the differentiated materials customers value most as the team expands customer partnerships.

“Kim is accelerating ATI’s growth and value creation, with the team aligned to deliver,” said Wetherbee.

“Combining the roles of CEO and Chair promotes unified leadership and direction for the Company,” said Lead Independent Director Brett Harvey. “This move sharpens our leadership team’s focus and ability to accelerate ATI’s strategy of high performance and differentiation. The Board is confident ATI will grow shareholder value under Kim’s leadership.”

“I’m honored by the confidence the Board has placed in me,” said Fields. “ATI is executing on a clear strategy and accelerating our leadership in aerospace and defense. By delivering the differentiated materials that enable our customers’ extraordinary performance, we’re driving sustainable growth and creating long-term value for our shareholders. I look forward to building on our momentum as we shape ATI’s next chapter of growth and innovation.

“I also want to thank Bob for his exceptional leadership and partnership. Our team is strong, aligned, and ready to continue performing at the highest level.”

Wetherbee has served as Executive Chairman since July 1, 2024, when he retired as ATI’s CEO, a role he’d held since 2019. Under Wetherbee’s leadership, ATI transformed to become an aerospace and defense leader, growing share and creating value for customers and shareholders.

“On behalf of the board and our shareholders, we thank Bob for all he’s done, especially his focus on developing talent across the entire leadership team to ensure a smooth succession,” said Brett Harvey, Lead Independent Director.

ATI: Proven to Perform

ATI (NYSE: ATI) is a producer of high-performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.